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                                                                 Exhibit 5.1

                                  [LETTERHEAD]



                                26 February 2001


Board of Directors of
         Xaibe, Inc.
13100 Northwest Freeway
Houston, Texas 77040

         RE: REGISTRATION STATEMENT, FORM S-8, FILE NO. 000-27647 (400,000 shares of Common Stock of Xaibe, Inc.)

Gentlemen:

         In connection with the proposed registration of Common Stock to be issued by Xaibe, Inc. (the "Company") covered by the above-described Registration Statement, the undersigned has examined the following:

         a. The Certificate of Incorporation and amendments thereto of the Company;
         b.  The Bylaws of the Company;
         c.  The Resolutions of the Board authorizing the issuance of shares;
         d.  The Registration Statement prepared by the Company.

         Based upon such examination and upon the examination of such other instruments, filings and public records as the undersigned deems necessary, the undersigned is of the opinion that:

         1. The Company has been duly incorporated under the laws of the State of Nevada and is validly existing and in good standing under the laws of that state.

         2. The shares of Common Stock of the Company covered by said Registration Statement have been legally authorized and when issued and delivered pursuant to the terms of the Plan and the resolutions described in the Registration Statement, will be legally issued, fully paid, and nonassessable shares of the Company.

         The undersigned hereby consents to the filing of this opinion as an exhibit to said Registration Statement.


                                                   Very truly yours,
                                                   /s/ William Vincent Walker

                                                   William Vincent Walker